Exhibit 5.1

[Letterhead of White & Case LLP]

March 8, 2012

Newmont Mining Corporation

Newmont USA Limited

6363 South Fiddlers Green Circle

Greenwood Village, Colorado 80111

Ladies and Gentlemen:

We have acted as counsel for Newmont Mining Corporation, a Delaware corporation (the “Company”), and Newmont USA Limited, a Delaware corporation (the “Guarantor”), in connection with the issuance of $1,500,000,000 aggregate principal amount of the Company’s 3.500% Senior Notes due 2022 and $1,000,000,000 aggregate principal amount of the Company’s 4.875% Senior Notes due 2042 (collectively, the “Notes”), and the guarantees of the Notes (the “Guarantees”) by the Guarantor, under an indenture, dated as of September 18, 2009, among the Company, the Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) as supplemented by the second supplemental indenture thereto (the indenture, as so supplemented, the “Indenture”), dated March 8, 2012, among the Company, the Guarantor and the Trustee and pursuant to a Registration Statement on Form S-3ASR (File No. 333-161915) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) filed with the Securities and Exchange Commission (the “Commission”) on September 15, 2009, a Prospectus, dated September 15, 2009, forming part of the Registration Statement (the “Base Prospectus”), a Prospectus Supplement, dated March 5, 2012, relating to the Notes, filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) and an Underwriting Agreement dated March 5, 2012 (the “Underwriting Agreement”) among the Company and the Guarantor on the one hand, and Citigroup Global Markets Inc. and J.P. Morgan Securities LLC as representatives of the several Underwriters named in the Underwriting Agreement (the “Underwriters”), on the other hand.

In so acting, we have examined originals or copies certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Base Prospectus, (iii) the Prospectus Supplement, (iv) the Indenture, (v) the Notes, (vi) the Guarantees, (vii) the Underwriting Agreement, (viii) such certificates of officers of the Company, and the originals (or copies thereof, certified to our satisfaction) of such corporate documents and records of the Company, (ix) such certificates of officers of the Guarantor, and the originals (or copies thereof, certified to our satisfaction) of such corporate documents and records of the Guarantor, and (x) such other documents, records and papers as we have deemed relevant in order to give the opinions hereinafter set forth. In this connection, we have assumed the genuineness of signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies. In addition, we have relied, to the extent that we deem such reliance proper, upon such certificates of public officials and of officers of the Company and the Guarantor with respect to the accuracy of material factual matters contained therein which we have not independently established.

Based upon the foregoing, it is our opinion that (i) the Notes have been duly authorized, executed and delivered by the Company and, when duly authenticated in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles (whether applied by a court of law or equity), and (ii) the Guarantees have been duly authorized, executed and delivered by the Guarantor and will constitute valid and binding obligations of the Guarantor, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles (whether applied by a court of law or equity).

Newmont Mining Corporation

Newmont USA Limited

March 8, 2012

We do not express or purport to express any opinions with respect to laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the federal laws of the United States.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K and its incorporation by reference into the Registration Statement and to the reference to our firm appearing under the caption “Validity of the Securities” in the Prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ White & Case LLP

LS: DJ: EG: BS